Exhibit 99.1

PRESTO*	Tel. 715-839-2121
National Presto Industries, Inc.	Fax. 715-839-2148
Eau Claire, WI 54703-3703	715-839-2122
715-839-2242

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715)-839-2164

NATIONAL PRESTO INDUSTRIES, INC.

ANNOUNCES AGREEMENT

Eau Claire, Wisconsin (January 27, 2014)—National Presto Industries, Inc. (NYSE: NPK) announced today that its wholly owned subsidiary, AMTEC Corporation, closed the agreement described in the press release dated December 23, 2013.  Under that agreement, AMTEC Corporation purchased substantially all of the assets of Chemring Energetic Devices, Inc.’s business located in Clear Lake, South Dakota and all of the real property owned by Technical Ordnance Realty, LLC. The Clear Lake facility is a manufacturer of detonators, booster pellets, release cartridges, lead azide and other military energetic devices and materials.  It has annual sales of approximately $15,000,000. Major customers include US and foreign government agencies, AMTEC and other defense contractors.

In recognition of the additional intercompany synergies and vertical integration opportunities provided by the new entity, the five companies that now make up the Defense Segment (AMTEC, Spectra Technologies, Amron, ALS (AMTEC Less-Lethal Systems) and the new company, Tech Ord) have been organized under National Defense Corporation, a holding company. The new structure enables the Segment to more effectively market its capabilities to its customers. Those capabilities cover virtually all aspects of the manufacture of medium caliber training and tactical rounds and less than lethal ammunition. They include the detonator, the fuze, the metal parts including the cartridge case, and the load, assembly and pack of the final round.

National Presto Industries, Inc. operates in three business segments.  The Housewares/ Small Appliance Segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products.  The Absorbent Products Segment is primarily engaged in the manufacture of private label adult incontinence products. The Defense segment is as described above.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected.  In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.

*Trademark of National Presto Industries, Inc.